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                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

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Years Ended December 31, (Millions)                   2004     2003     2002     2001     2000
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
Earnings:
   Net income                                        $  234   $  260   $  228   $  277   $  286
   Income tax provision                                  75      135      118      140      150
   Interest expense                                     863      852      916    1,458    1,459
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Total earnings (a)                                   $1,172   $1,247   $1,262   $1,875   $1,895
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Fixed charges - interest expense (b)                 $  863   $  852   $  916   $1,458   $1,459
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Ratio of earnings to fixed charges (a/b)               1.36     1.46     1.38     1.29     1.30
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